Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareowners

Taubman Centers, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-65934) and on Form S-3 (Nos. 33-99636, 333-19503, 333-16781, 333-35433,033-73038, and 333-117225) of Taubman Centers, Inc. of our reports dated March 1, 2005, with respect to (i) the consolidated balance sheet of Taubman Centers, Inc. as of December 31, 2004, and the related consolidated statements of operations, shareowners’ equity, and cash flows for the year then ended and related financial statement schedules, (ii) the combined balance sheet of the Unconsolidated Joint Ventures of Taubman Realty Group Limited Partnership as of December 31, 2004, and the related combined statements of operations and comprehensive income, accumulated deficiency in assets, and cash flows for the year then ended and related financial statement schedules, and (iii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Taubman Centers, Inc.

KPMG LLP

Chicago, Illinois

March 4, 2005